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                                                                 EXHIBIT (h)(29)

                     ABN AMRO INVESTMENT FUND SERVICES, INC.

                                FORM OF AMENDMENT
                                       TO
              SUB-ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

         This Amendment (the "Amendment") is made as of the __th day of ___________, 2004, by and between ABN AMRO INVESTMENT FUND SERVICES, INC. (f/k/a Alleghany Investment Services (the "Administrator") and PFPC INC. ("PFPC").

                                   BACKGROUND:

A. PFPC and the Administrator entered into a Sub-Administration and Accounting Services Agreement dated as of April 1, 2000, as amended to date (the "Agreement") relating to PFPC's provision of sub-administration and accounting services to the Fund and Portfolios.

B. The Administrator desires that, in accordance with Schedule A hereto, PFPC use the fair value prices that are provided by a third-party pricing vendor selected by the Administrator ("Pricing Vendor") in connection with certain foreign equity securities for certain Portfolios and, subject to the terms of this Amendment, PFPC is willing to receive and use such fair value prices from the Pricing Vendor.

C. The Administrator and PFPC desire to amend the Agreement to accommodate the foregoing.

                                     TERMS:

The parties hereby agree that:

         1. PFPC has entered into an agreement with the Pricing Vendor and the Pricing Vendor shall provide fair value prices for the relevant foreign equity securities that have the confidence level identified by the Administrator ("Fair Value Prices") to PFPC. Notwithstanding anything to the contrary herein, PFPC shall not be obligated to perform the services set forth in this Amendment unless a fully-executed agreement between PFPC and the then-current Pricing Vendor is then currently in effect.

         2. Unless the Administrator directs PFPC otherwise by Written Instructions, the Administrator hereby authorizes and instructs PFPC to: (a) under the circumstances set forth on Schedule A, receive from the Pricing Vendor Fair Value Prices (in a format reasonably required by PFPC) for each of the Portfolios that are identified on Schedule B (the "International Portfolios"); and (b) under the circumstances set forth on Schedule A, use such Fair Value Prices that it timely receives in all relevant calculations. The Administrator may change Schedule B by providing PFPC with at least ten (10) business day's written notice.

         3. The Administrator understands and agrees that PFPC will not be able to apply its standard review process to the Fair Value Prices and that PFPC shall have no obligation to (i) inquire into or verify the accuracy of any of the Fair Value Prices it receives unless otherwise requested by the Administrator with respect to a particular security, or (ii)
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                  analyze the accuracy or reasonableness of any of the Fair
                  Value Prices it receives. As between the Administrator and PFPC, the Administrator hereby assumes all responsibility for the appropriateness of the International Portfolios' use of Fair Value Prices. The Administrator hereby represents and warrants that the Valuation Committee of the Fund has evaluated and approved the use of the Pricing Vendor's Fair Value Prices for each of the International Portfolios and believes such use to be consistent with (a) the security valuation procedures and policies adopted by the Board of Trustees of the Fund and (b) the registration statement of the Fund. The Administrator acknowledges that security-specific fair value determinations must be made by the Valuation Committee of the Fund and are not made by PFPC.

         4. As compensation for the services rendered by PFPC in accordance with this Amendment, the Administrator will pay to PFPC a fee in the amount of $500 per month for each International Portfolio, plus related out-of-pocket expenses. The foregoing shall be in addition to, and not in lieu of, any other compensation payable by the Administrator to PFPC under the terms of the Agreement.

         5.       Miscellanous.

                  (a) Capitalized terms not defined in this Amendment have their respective meanings as defined in the Agreement.

                  (b) As hereby amended and supplemented, the Agreement shall remain in full force and effect. In the event of a conflict between the terms hereof and the Agreement, as to services described in this Amendment, this Amendment shall control.

                  (c) The Agreement, as amended hereby, together with its Exhibits and Schedules, constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supercedes all prior communications with respect thereto.

                  (d) This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  (e) This Amendment shall be governed by the laws of the State of Delaware, without regard to its principles of conflicts of laws.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the date and year first above written.

                                         ABN AMRO INVESTMENT FUND SERVICES, INC.

                                         By:________________________________
                                         Name: _____________________________
                                         Title: ____________________________

                                         PFPC INC.

                                         By:________________________________
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                                   SCHEDULE A

                 FAIR VALUE PRICING OF FOREIGN EQUITY SECURITIES

Each business day, PFPC will calculate the percentage change in the S&P 500 Index from the open of the New York Stock Exchange (normally 9:30 a.m. Eastern
Time) to the close of the New York Stock Exchange (normally 4:00 p.m. Eastern time). PFPC will also calculate whether such percentage change is equal to or greater than 1.00% (in absolute value without rounding) (the "Trigger"). The Administrator may change the level of the Trigger by providing PFPC with at least ten (10) business day's written notice.

PFPC will forward to the Administrator the Trigger calculations by 4:30 p.m. (Eastern Time). If the Administrator determines that any such Trigger does not require fair valuation of an International Portfolio's securities, the Administrator will inform PFPC by 5:00 p.m. (Eastern Time). When the Trigger has been met, and if PFPC does not timely receive instructions from the Administrator not to use the Fair Value Prices, then provided PFPC has timely received Fair Value Prices for the relevant foreign equity securities from the Pricing Vendor (currently, FT Interactive Data), PFPC shall use such Fair Value Prices in all relevant calculations.

If a particular security is to be valued with a Fair Valued Price, PFPC will also calculate whether the percentage change from that day's price for such security versus the Fair Valued Price exceeds the established threshold (currently, ten percent). If percentage change exceeds the threshold, PFPC will promptly inform the Administrator.
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                                   SCHEDULE B

This Schedule B is dated as of ___________, 2004 and relates to that certain Amendment To Sub-Administration and Accounting Services Agreement dated as of _____________, 2004 between PFPC Inc. and ABN AMRO INVESTMENT FUND SERVICES, INC. This Schedule B shall supercede all previous forms of this Schedule B.

                            International Portfolios:

                      ABN AMRO Global Emerging Markets Fund
                       ABN AMRO International Equity Fund